                              AMENDMENT TO BY-LAWS


Effective June 7, 1999:


          The name of the Trust is hereby amended to be SA FUNDS--INVESTMENT TRUST. In addition, the Bylaws are further amended as follows:


          (1) Face Page and Caption. The Face Page and Caption are amended to read:

                    By-Laws of SA Funds--Investment Trust


          (2)  ARTICLE I, SECTION 1.  Article 1, Section 1 is amended to read:

                    Section 1. PRINCIPAL OFFICE. The Board of Trustees shall fix and, from time to time, may change the location of the principal executive office of SA FUNDS--INVESTMENT TRUST (the "Trust") at any place within or outside the State of Delaware.

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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST


     This Amendment to the Certificate of Trust of RWB FUNDS--INVESTMENT TRUST, (the "Business Trust"), executed by the undersigned trustee(s) and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801, ET. SEQ.), sets forth the following amendments to the Certificate of Trust as filed with the Delaware Secretary of State:

AMENDMENTS TO CHANGE THE NAME OF THE BUSINESS TRUST


A. The references to "RWB FUNDS--INVESTMENT TRUST" in the title and first paragraph of the Certificate of Trust shall, in each case be amended to read:

                          "SA FUNDS--INVESTMENT TRUST."


B.   The FIRST Article of the Certificate of Trust shall be amended to read:

     "FIRST:  The name of the Business Trust is "SA FUNDS--INVESTMENT TRUST."


IN WITNESS THEREOF, the undersigned, being a trustee of the Business Trust, has duly executed this Certificate of Amendment this _____ day of ____________, 1999.


                                            ----------------------------------
                                            John Bowen